Exhibit 99.1

For Immediate Release

    August 2nd, 2005

Interep Elects Terry Bate to Board of Directors

New York: Interep Radio Sales (OTCBB:IREP) announces the election of Terry Bate, international radio and television executive, to its Board of Directors.

During his extensive and illustrious career in broadcasting, Mr. Bate has held positions in virtually all aspects of the business, including sales, management and production. In 1973, Mr. Bate founded Broadcast Marketing Services Ltd., which during the 1970s and 1980s was the largest radio sales and marketing company in the United Kingdom. Throughout his career, Mr. Bate has also launched and operated numerous successful commercial radio stations throughout Europe, including stations in Malta, Glasgow, London and other parts of the U.K. He also managed the legendary off-shore pirate U.K. radio station, Radio Caroline.

Commenting on the appointment, Ralph Guild, Interep’s Chairman and CEO, said, “The breadth of experience that Terry Bate brings to Interep will make an invaluable contribution to our Board. He has an extensive background in radio on an international level, as well as relevant knowledge of data technology and digital media – both of which are becoming increasingly important factors in our business. I look to forward to working with Terry, and welcome him to the Board.”

Mr. Bate was also active in a variety of other broadcast-related businesses throughout his career. He started Broadcast Data Systems, the first company in the U.K. to offer automated data systems to television and radio stations. In addition, he served as Executive Chairman of The Television Corporation plc, the leading television production company in the United Kingdom, and remains its largest shareholder.

Mr. Bate is currently a director and major shareholder for Malta-based Multiplus Ltd., the first international digital terrestrial television operation in Europe.

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. The Event Shop is Interep’s event marketing group. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and

Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

Contact:	Tracey Karm
Phone:	561-227-0673
Email:	tracey_karm@interep.com